Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2016

Clarksville, Indiana—November 14, 2016. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income of $7.9 million and net income available to common shareholders of $7.8 million, or $3.41 per diluted share, for the year ended September 30, 2016 compared to net income of $6.8 million and net income available to common shareholders of $6.6 million, or $2.93 per diluted share, for the year ended September 30, 2015.

During the year ended September 30, 2016, the Company recognized a $4.7 million historic structure rehabilitation tax credit related to its equity investment in a community-based economic development (“CBED”) project, which resulted in a net tax benefit of $2.3 million for the year. As a result of the recognition of the tax credit, the Company also recognized a $4.2 million impairment loss in noninterest income during the year ended September 30, 2016 related to the equity investment in the CBED project. The net impact of the tax benefit and the impairment loss was a $332,000 increase in net income for the year ended September 30, 2016. During the year ended September 30, 2016, the Company also recognized $2.0 million in other income related to the gain on sale of its commercial real estate development in New Albany, Indiana (“Wesley Commons”). Excluding these nonrecurring items, the Company would have reported net income and net income available to common shareholders of $6.5 million, or $2.80 per diluted share, for the year ended September 30, 2016. Noninterest income for 2015 included an $831,000 gain on life insurance policies. Excluding this nonrecurring item, the Company would have reported net income of $6.1 million and net income available to common shareholders of $5.9 million, or $2.64 per diluted share, for the year ended September 30, 2015.

Net interest income after provision for loan losses increased $1.3 million for the year ended September 30, 2016 as compared to the same period in 2015. Interest income increased $1.5 million when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $35.0 million, from $661.6 million for 2015 to $696.6 million for 2016. The average tax-equivalent yield on interest-earning assets was 4.41% for both 2015 and 2016. Interest expense increased $389,000 when comparing the two periods due to an increase in the average balance of interest-bearing liabilities of $25.2 million, from $565.9 million for 2015 to $591.1 million for 2016, and an increase in the average cost of interest-bearing liabilities, from 0.67% for 2015 to 0.70% for 2016. The provision for loan losses decreased $222,000, from $859,000 for 2015 to $637,000 for 2016, due primarily to a decrease in net charge-offs. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, decreased $508,000, from $4.4 million at September 30, 2015 to $3.9 million at September 30, 2016. The Company recognized net charge-offs of $139,000 for the year ended September 30, 2016 as compared to net charge-offs of $485,000 for the year ended September 30, 2015.

Noninterest income decreased $2.6 million for the year ended September 30, 2016 as compared to the year ended September 30, 2015. The decrease was due primarily to the aforementioned $4.2 million impairment loss on the CBED project investment in 2016, a $105,000 decrease in service charges on deposit accounts, a $139,000 decrease in real estate lease income and an $831,000 gain on life insurance policies in 2015, which more than offset increases in net gain on sale of premises and equipment, net gain on sale of real estate development, net gain on sale of loans and net gain on trading account securities of $168,000, $1.9 million, $321,000 and $308,000, respectively. The increases in net gain on sale of premises and equipment and net gain on sale of real estate development are due primarily to the aforementioned $2.0 million gain on sale of Wesley Commons in September 2016. The increase in net gain on sale of loans is due primarily to the sale of loans guaranteed by the U.S. Small Business Administration (“SBA”).

Noninterest expense increased $1.4 million for the year ended September 30, 2016 as compared to the year ended September 30, 2015. The increase was due primarily to increases in compensation and benefits and data processing expenses of $1.0 million and $197,000, respectively. The increase in compensation and benefits expense is due primarily to increased staffing as a result of the Company’s enhanced focus on its SBA lending activities, and normal salary, wage and benefits increases, which more than offset a decrease in ESOP compensation expense. The ESOP loan was repaid in full during the quarter ended December 31, 2015 and, as a result, no ESOP compensation expense was recognized during the remainder of the 2016 fiscal year. The increase in data processing expense is due primarily to the replacement of customer magnetic strip debit cards with EMV chip debit cards and data processing expense related to SBA lending activities.

The Company recognized an income tax benefit of $2.3 million for the year ended September 30, 2016 as compared to income tax expense of $1.6 million, for an effective tax rate of 18.9%, for the same period in 2015. The tax benefit for 2016 was due to the aforementioned recognition of the $4.7 million tax credit as a result of the CBED project investment.

Results of Operations for the Three Months Ended September 30, 2016 and 2015

The Company reported net income and net income available to common shareholders of $2.8 million, or $1.22 per diluted share, for the three-month period ended September 30, 2016 compared to net income and net income available to common shareholders of $1.8 million, or $0.79 per diluted share, for the three-month period ended September 30, 2015.

Excluding the $2.0 million gain on sale of Wesley Commons discussed above, the Company would have reported net income and net income available to common shareholders of $1.7 million, or $0.76 per diluted share, for the quarter ended September 30, 2016.

Net interest income after provision for loan losses increased $551,000 for the three months ended September 30, 2016 as compared to the same period in 2015. Interest income increased $622,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $47.4 million, from $672.5 million for 2015 to $719.9 million for 2016, and an increase in the average tax-equivalent yield on interest-earning assets from 4.44% for 2015 to 4.50% for 2016. Interest expense increased $94,000 when comparing the two periods due to an increase in the average balance of interest-bearing liabilities of $46.5 million, from $567.0 million for 2015 to $613.5 million for 2016, and an increase in the average cost of interest-bearing liabilities, from 0.68% for 2015 to 0.69% for 2016. The provision for loan losses decreased $23,000, from $232,000 for 2015 to $209,000 for 2016, due primarily to a decrease in net charge-offs. The Company recognized net charge-offs of $56,000 for the three months ended September 30, 2016 compared to net charge-offs of $128,000 for the same period in 2015.

Noninterest income increased $1.4 million for the three months ended September 30, 2016 as compared to the same period in 2015. The increase was due primarily to increases in net gain on sale of premises and equipment and net gain on sale of real estate development of $168,000 and $1.9 million, respectively, which more than offset decreases in net gain on sale of loans, net gain on trading account securities and real estate lease income of $285,000, $200,000 and $170,000, respectively. The increases in net gain on sale of premises and equipment and net gain on sale of real estate development are due primarily to the aforementioned $2.0 million gain on sale of Wesley Commons.

Noninterest expense increased $169,000 for the three months ended September 30, 2016 as compared to the same period in 2015. The increase was due primarily to increases in compensation and benefits and advertising of $93,000 and $61,000, respectively. The increase in compensation and benefits expense is due primarily to increased staffing as a result of the Company’s enhanced focus on its SBA lending activities, and normal salary, wage and benefits increases.

The Company recognized income tax expense of $1.2 million for the three months ended September 30, 2016 for an effective tax rate of 30.1% as compared to income tax expense of $415,000, for an effective tax rate of 18.5%, for the same period in 2015. The increases in income tax expense and the effective tax rate for 2016 compared to 2015 were due primarily to a higher level of taxable income as a result of the Wesley Commons sale.

Comparison of Financial Condition at September 30, 2016 and September 30, 2015

Total assets increased $46.6 million, from $749.9 million at September 30, 2015 to $796.5 million at September 30, 2016. Net loans increased $61.5 million due primarily to continued growth in the commercial real estate loan portfolio. Total deposits increased $46.2 million due primarily to increases in time deposits, savings accounts, interest-bearing demand deposit accounts and noninterest-bearing demand deposits of $15.3 million, $9.4 million, $9.1 million and $8.7 million, respectively. The increase in time deposits is due primarily to a $22.1 million increase in brokered certificates of deposit, which more than offset attrition in retail time deposits.

Stockholders’ equity decreased $7.8 million, from $94.4 million at September 30, 2015 to $86.6 million at September 30, 2016. The decrease is due to the redemption of $17.1 million of preferred stock, which was originally issued pursuant to the Small Business Lending Fund (“SBLF”) program of the United States Department of the Treasury. The redemption of the SBLF preferred stock was partially offset by retained net income of $6.7 million and an increase in net unrealized gains on available for sale securities of $1.7 million in 2016. At September 30, 2016, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

YEARS ENDED SEPTEMBER 30, 2016 AND 2015

	Three Months Ended		Years Ended
	September 30,		September 30,
OPERATING DATA:	2016	2015	2016	2015
(In thousands, except share and per share data)

Total interest income	$7,761	$7,139	$29,456	$27,987
Total interest expense	1,056	962	4,167	3,778

Net interest income	6,705	6,177	25,289	24,209
Provision for loan losses	209	232	637	859

Net interest income after provision for loan losses	6,496	5,945	24,652	23,350

Total noninterest income	3,242	1,850	3,372	5,976
Total noninterest expense	5,721	5,552	22,435	20,999

Income (loss) before income taxes	4,017	2,243	5,589	8,327
Income tax expense (benefit)	1,211	415	(2,322)	1,576

Net Income	$2,806	$1,828	$7,911	$6,751

Less: Preferred stock dividends declared	-	(42)	(62)	(171)

Net Income available to common shareholders	$2,806	$1,786	$7,849	$6,580

Net Income per share, basic	$1.27	$0.83	$3.57	$3.07
Weighted average common shares outstanding, basic	2,204,787	2,161,723	2,200,258	2,140,632

Net Income per share, diluted	$1.22	$0.79	$3.41	$2.93
Weighted average common shares outstanding, diluted	2,307,035	2,269,330	2,303,628	2,247,966

Performance ratios (three-month data annualized):
Return on average assets	1.34%	0.99%	1.01%	0.93%
Return on average equity	12.46%	7.87%	8.84%	7.43%
Return on average common stockholders' equity	12.46%	9.65%	9.52%	9.16%
Interest rate spread	3.81%	3.76%	3.71%	3.74%
Net interest margin	3.91%	3.86%	3.81%	3.84%
Efficiency ratio (1)	58.94%	69.17%	68.55%	69.57%

	September 30,	September 30,	Increase
FINANCIAL CONDITION DATA:	2016	2015	(Decrease)
(Dollars in thousands, except per share data)

Total assets	$796,516	$749,946	$46,570
Cash and cash equivalents	29,342	24,994	4,348
Investment securities	186,914	191,992	(5,078)
Gross loans	525,733	463,736	61,997
Allowance for loan losses	7,122	6,624	498
Earning assets	738,925	680,837	58,088
Goodwill	7,936	7,936	-
Core deposit intangibles	1,037	1,381	(344)
Deposits	579,467	533,297	46,170
FHLB borrowings	121,633	104,867	16,766
Total liabilities	709,936	655,589	54,347
Stockholders' equity	86,580	94,357	(7,777)

Book value per common share	39.27	35.37	3.90
Tangible book value per common share (2)	35.20	31.11	4.09

Non-performing assets:
Nonaccrual loans	3,875	4,153	(278)
Accruing loans past due 90 days	22	252	(230)
Troubled debt restructurings classified as performing loans	7,486	8,090	(604)
Foreclosed real estate	519	618	(99)

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.30%	1.37%	-0.07%
Allowance for loan losses as a percent of
nonperforming loans	182.76%	150.37%	32.38%
Nonperforming loans as a percent of total gross loans	0.71%	0.91%	-0.20%
Nonperforming assets as a percent of total assets	1.49%	1.75%	-0.25%

(1)	Efficiency ratios presented for the three- and twelve-month periods ended September 30, 2016 exclude the impact of the $4.2 million impairment loss on the CBED project investment that is discussed in the narrative for the Company's financial results. The efficiency ratios, without excluding the impact of the impairment loss, were 57.51% and 78.28% for the three- and twelve-month periods ended September 30, 2016, respectively.
(2)	Tangible book value per share is a non-GAAP financial measure. It excludes goodwill and other intangible assets from the calculation of book value per share.